Exhibit 99.1

HearUSA, Inc.	The Investor Relations Company	Renmark Financial
Paul A. Brown, M.D.	Karl Plath or Brien Gately	Communications
Chairman of the Board	(847) 296-4200	Henri Perron
(561) 478-8770, Ext. 123		(514) 939-3989

HearUSA, INC. REPORTS RECORD THIRD-QUARTER AND NINE MONTH REVENUES

WEST PALM BEACH, Fla., November 3, 2003 — HearUSA, Inc. (AMEX: EAR) today reported third-quarter revenues increased 8.8 percent to $17.3 million from $15.9 million a year earlier. The net loss for the quarter ended September 27, 2003, was $389,442, or 1 cent per diluted share, compared with a loss of $3.5 million, or 12 cents per diluted share, for the quarter ended September 28, 2002. The third quarter historically has been HearUSA’s softest because of summer travel patterns of the customer base in the company’s largest market area in the Southeast.

Third-quarter results include an approximate $260,000 increase in the allowance for doubtful accounts receivable, largely consisting of receivables acquired with the former Helix Hearing Care of America Corp. business last year.

For the first nine months of fiscal 2003, HearUSA reported net revenues increased 32.3 percent to $53.7 million from $40.6 million for the prior year period, most of which was due to the Helix acquisition in July 2002. Net income was $301,951, or 1 cent per diluted share, compared with a loss of $6.4 million or 32 cents per diluted share, in fiscal 2002.

“As we had projected, our revenues for the third quarter softened compared to the second quarter, but the effect was minimized when compared with earlier years,” said Paul A. Brown, M.D., Chairman of the Board. “The greater geographic diversity of our operations and the success of our efforts in containing costs contributed to HearUSA achieving a near break-even quarter. The fact that we reached that point with about $17.3 million in sales validates our estimate of $17.5 million in quarterly sales as the break-even point for our business.”

Stephen J. Hansbrough, Chief Executive Officer, noted that center operating expenses as a percent of revenues dropped to 51.7 percent in the third quarter from 59.1 percent a year earlier. General and administrative expenses decreased to 15.4 percent from 19.3 percent. For the nine months, the company reduced center operating expenses as a percent of revenues to 48.6 percent from 56.7 percent and general and administrative expenses to 14 percent from 19.5 percent.

“We also are recognizing further economies in our cost of goods sold under our supply arrangement with Siemens Hearing Instruments,” Mr. Hansbrough continued. “The former Helix centers are now relying increasingly on Siemens instruments, which has reduced our overall costs.”

As a percent of net revenues during the third quarter, the cost of goods sold dropped to 27.5 percent from 32.1 percent. For the nine months, the cost of goods sold as a percent of sales was 28.3 percent compared with 29.1 percent.

“Despite an economy that remains less than robust—and which has probably disproportionately affected the discretionary income levels of our primary market of the nation’s elderly—we are confident that HearUSA will continue to demonstrate quarterly year over year progress,” Dr. Brown said. “We believe we now have achieved the critical mass in center locations and are attracting the quality independent affiliates necessary to make HearUSA a truly national hearing care provider and a leader in our industry.” Dr. Brown added “that the company is considering various financing options to repay the recently announced $2 million one year loan and to eliminate the current shortfall in working capital”.

About HearUSA, Inc.
HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at our website www.hearusa.com.

This press release contains a forward-looking statement relating to the company’s expectation that it will continue to demonstrate steady quarter-over-quarter progress. This forward looking statement is subject to potential risks and uncertainties including market demand for the company’s products, the company’s ability to reduce operating costs, general economic conditions, actions by competitors, customers, and suppliers, the impact of competitive products and technologies, technological changes, and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2002 Form 10-K. Actual results may differ materially.

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HearUSA, Inc.
Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended

	Sept. 27, 2003	Sept. 28, 2002	Sept. 27, 2003	Sept. 28, 2002

Net Revenues	$17,276,558	$15,882,602	$53,664,664	$40,553,650

Operating costs and expenses:
Cost of products sold	4,745,705	5,100,773	15,202,201	11,791,342
Center operating expenses	8,927,598	9,389,563	26,062,405	22,933,432
General and administrative expenses	2,657,870	3,104,708	7,529,998	7,969,563
Depreciation and amortization	700,011	736,433	2,334,585	1,777,168

Total operating costs and expenses	17,031,184	18,331,477	51,129,189	44,471,505

Income (loss) from operations	245,374	(2,448,875)	2,535,475	(3,917,855)
Non-operating income (expense):
Interest income	4,740	14,373	16,701	107,125
Interest expense	(493,179)	(572,400)	(1,608,717)	(1,196,025)
Other income		5,671	—	5,671

Income (loss) before equity in loss of affiliated company	(243,065)	(3,001,231)	943,459	(5,001,084)

Equity in loss of affiliated company	—	—	—	(630,801)
Income (loss ) from continuing operations	(243,065)	(3,001,231)	943,459	(5,631,885)
Discontinued operations
Loss from discontinued operations	(3,830)	(226,206)	(201,536)	(226,206)

Net income (loss) before dividends on preferred stock	(246,895)	(3,227,437)	741,923	(5,858,091)
Dividends on preferred stock	(142,547)	(236,347)	(439,972)	(547,052)

Net income (loss) applicable to common stockholders	$(389,442)	$(3,463,784)	$301,951	$(6,405,143)

Net income (loss) per common share - basic	$(0.01)	$(0.12)	$0.01	$(0.32)

Net income (loss) per common share - diluted	$(0.01)	$(0.12)	$0.01	$(0.32)

Weighted average number of shares of Common stock outstanding:
Basic	30,423,652	29,990,582	30,424,466	19,862,681

Diluted	30,423,652	29,990,582	48,191,168	19,862,681

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